EXHIBIT A

AGREEMENT FOR JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G being filed with the Securities and Exchange Commission to report their beneficial ownership of more than 5% of the common shares of SB Financial Group, Inc., an Ohio corporation, shall be, and is, filed on behalf of each of the undersigned.

THE STATE BANK AND TRUST COMPANY

Date: February 11, 2025	By:	/s/ Anthony V. Cosentino
Anthony V. Cosentino, Chief Financial Officer

SB FINANCIAL GROUP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN

	By:	The State Bank and Trust Company, Trustee

Date: February 11, 2025	By:	/s/ Anthony V. Cosentino
Anthony V. Cosentino, Chief Financial Officer